Goldrange Resources Inc. Announces Name Change and New Trading Symbol to ReoStar Energy Corp. (OTCBB: REOS)

BELLINGHAM, Wash.-- February 12, 2007 -- Goldrange Resources Inc. (OTCBB: GRGE) announced today it has been assigned a new trading symbol to reflect the Company's pending name change from Goldrange Resources Inc. to ReoStar Energy Corp. The new symbol, OTCBB:”REOS,” along with the name change, will be effective prior to trading on February 12, 2007.

The name change more accurately reflects the current operations of the Company following the previously announced acquisition of oil & gas production assets. Mark Zouvas, ReoStar’s CEO commented “We are pleased with the expediency of both the name and symbol changes as we position and brand our Company in the market. We look forward to this exciting new stage in our Company’s growth.”

About ReoStar:

ReoStar Energy Corporation, headquartered in Fort Worth, Texas, is a publicly traded (OTCBB: REOS) oil and gas company engaged in the acquisition, development and production of natural gas and oil properties with operations primarily focused on developmental resource plays and enhanced oil recovery projects. The Company has vertically integrated its assets to remove potential obstacles to growth, which will enable it to develop and produce assets without the risk, cost and time involved in traditional exploration.

The Company’s assets include over 20,000 acres of mineral leasehold located in Texas and Arkansas, pipeline infrastructure and drilling rig interests. ReoStar’s assemblage of E&P assets allows for appreciable, unimpeded growth into the foreseeable future.

Additional information is located on the company’s website www.reostarenergy.com.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications which may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above.

Company Contacts:

Greg Sanders - (817) 732-8739
gsanders@reostarenergy.com

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